Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for February 29, 2012. Net assets of the Fund were unaffected by the reclassifications.

Reduction                                                  Increase
       to Accumulated                                  to Accumulated
                             Increase                              Net Investment                                       Net Realized
              to Paid-in Capital                                               Loss                          Loss on Investments4
------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                 $4,028                                              $3,082                                                    $7,110